               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                         SCHEDULE 13D


            Under the Securities Exchange Act of 1934
                      (Amendment No. 14)

                    Medical Resources, Inc.
                       (Name of Issuer)

            Common Stock, Par Value, $0.01 Per Share
                (Title of Class of Securities)

                         58461Q102000
                        (CUSIP Number)

                    Stephen M. Davis, Esq.
                     Werbel & Carnelutti
                  A Professional Corporation

     711 Fifth Avenue, New York, New York 10022, (212) 832-8300
     (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                       January 20, 1998
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                         Page 1 of 43 Pages

                           SCHEDULE 13D

----------------------                       ------------------
CUSIP No. 58461Q102000                       Page 2 of 43 Pages
----------------------                       ------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     The SC Fundamental Value Fund, L.P.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     WC/OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     401,690
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     401,690
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     401,690
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.8%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
=================================================================

                           SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 3 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     SC Fundamental Value BVI, Inc.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     195,710
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     195,710
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     195,710
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
=================================================================

                           SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 4 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     SC Fundamental Inc.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     401,690
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     401,690
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     401,690
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.8%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
=================================================================

                           SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 5 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     SC-MRI, Inc.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     433,671
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     433,671
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     433,671
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.9%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
=================================================================

                            SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 6 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     SC-MRI Investors, L.P.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     WC/OO
-----------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)
     [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     433,671
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     433,671
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     433,671
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.9%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
=================================================================

                            SCHEDULE 13D
----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 7 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     SC-SM, Inc.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     1,441,087
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     1,441,087
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,441,087
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.4%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
=================================================================

                            SCHEDULE 13D
----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 8 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     StarMed Investors, L.P.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     WC/OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     1,441,087
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     1,441,087
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,441,087
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.4%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
=================================================================

                              SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 9 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     KK Acquisition Partners, L.P.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     WC/OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     272,871
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     272,871
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     272,871
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.2%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
=================================================================

                            SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 10 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     SC-KK, Inc.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     276,281
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     276,281
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     276,281
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.2%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
=================================================================

                            SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 11 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     MRP Investors, L.P.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     WC/OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     82,217
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     82,217
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     82,217
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.4%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
=================================================================

                            SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 12 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     SC-MRP, Inc.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     83,607
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     83,607
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     83,607
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.4%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
=================================================================

                            SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 13 of 43 Pages
----------------------                       --------------------
=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Siegler, Collery & Co. Employees Savings and Profit Sharing
     Plan
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     WC/OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     12,500
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     12,500
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     12,500
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.06%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     EP
=================================================================

                            SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 14 of 43 Pages
----------------------                       --------------------
=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     712 Advisory Services, Inc.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     525,000 (constitutes shares underlying common stock
     warrants)
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     525,000 (constitutes shares underlying common stock
     warrants)
-----------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 525,000 (constitutes shares underlying common stock warrants)
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.3%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO

                            SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 15 of 43 Pages
----------------------                       --------------------
=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Gary N. Siegler
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     WC/OO/PF
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     1,442,814 (includes 608,666 shares underlying options and 525,000 shares underlying common stock warrants)
-----------------------------------------------------------------
8    SHARED VOTING POWER
     2,885,303
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     1,442,814 (includes 608,666 shares underlying options and 525,000 shares underlying common stock warrants)
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     2,885,303
-----------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,328,117 (includes 608,666 shares underlying options and 525,000 shares underlying common stock warrants)
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     18.2%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN

                         SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 16 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Peter M. Collery
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     WC/OO/PF
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     206,699 (includes 51,000 shares underlying options)
-----------------------------------------------------------------
8    SHARED VOTING POWER
     2,885,303
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     206,699 (includes 51,000 shares underlying options)
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     2,885,303
-----------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,092,002 (includes 51,000 shares underlying options)
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13.6%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
=================================================================

                            SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 17 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Siegler, Collery & Co.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     WC/OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     40,757
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     40,757
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     40,757
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.2%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
=================================================================

                              SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 18 of 43 Pages
----------------------                       --------------------
=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Neil H. Koffler
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO/PF
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     368,580   (includes 270,000 shares underlying common stock
     warrants and 95,000 shares underlying options.)
-----------------------------------------------------------------
8    SHARED VOTING POWER
     0
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     368,580 (includes 270,000 shares underlying common stock warrants and 95,000 shares underlying options.)
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 368,580 (includes 270,000 shares underlying common stock warrants and 95,000 shares underlying options.)
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.6%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN

                              SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 19 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     SC Fundamental, LLC
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     401,690
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     401,690
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     401,690
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.8%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     OO
=================================================================

                              SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 20 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     The Gary N. Siegler Foundation
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     202,898
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     202,898
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     202,898
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
=================================================================

                            SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 21 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Curtis G. Macnguyen
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [ ]
                                                       (b)  [X]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     15,000  (constitutes 15,000 shares underlying options.)
-----------------------------------------------------------------
8    SHARED VOTING POWER
     0
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     15,000  (constitutes 15,000 shares underlying options.)
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     0
-----------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (constitutes 15,000 shares underlying options.)
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.07%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     IN
=================================================================

                           SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 22 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     SC Fundamental Value BVI, Ltd.
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     195,710
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     195,710
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     195,710
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     CO
=================================================================

                           SCHEDULE 13D

----------------------                       --------------------
CUSIP No. 58461Q102000                       Page 23 of 43 Pages
----------------------                       --------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     SC-BVI Partners
-----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3    SEC USE ONLY

-----------------------------------------------------------------
4    SOURCE OF FUNDS
     OO
-----------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         [ ]
-----------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7    SOLE VOTING POWER
     0
-----------------------------------------------------------------
8    SHARED VOTING POWER
     195,710
-----------------------------------------------------------------
9    SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10   SHARED DISPOSITIVE POWER
     195,710
-----------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     195,710
-----------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                    [ ]
-----------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.9%
-----------------------------------------------------------------
14   TYPE OF REPORTING PERSON
     PN
=================================================================


                                             Page 24 of 43 Pages

                         AMENDMENT NO. 14
                              TO THE
                           SCHEDULE 13D


          This statement constitutes Amendment No. 14 to the
Schedule 13D relating to the Common Stock, par value $0.01 per share ("Common Stock"), of Medical Resources, Inc. (the "Issuer") filed by SC Fundamental Inc. ("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental Value BVI, Inc. ("BVI Inc."), SC-MRI, Inc. ("SC-MRI"), SC-SM, Inc. ("SC-SM"), StarMed Investors, L.P. ("StarMed"), SC-MRI Investors, L.P. ("SC-MRI L.P."), KK Acquisition Partners, L.P. ("KK"), SC-KK, Inc. ("SC-KK"), MRP Investors, L.P. ("MRP"), SC-MRP, Inc. ("SC-MRP"), Siegler, Collery & Co. Employees Savings and Profit Sharing Plan ("Employee Plan"), Siegler, Collery & Co. ("SCC"), 712 Advisory Services, Inc. ("712"), Gary N. Siegler ("Siegler") and Peter M. Collery ("Collery"), and adds SC Fundamental, LLC ("SCFLLC"), The Gary N. Siegler Foundation ("Foundation"), Neil H. Koffler ("Koffler"), Curtis G. Macnguyen ("Macnguyen"), SC Fundamental Value BVI, Ltd. ("BVI Fund") and SC-BVI Partners as members of a joint filing group with the foregoing persons (collectively, the "Reporting Persons").

Item 2.   Identity and Background.

          SCFLLC is a New York limited liability company and, effective as of January 1, 1998, became the general partner of Fund. The principal business of SCFLLC is serving in such capacity and investing in securities. The business address of SCFLLC is 712 Fifth Avenue, New York, New York 10019. During the last five years, neither SCFLLC nor any of its members has been
(i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violation of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The name, position and business address of each member of SCFLLC is set forth on Schedule A attached hereto.

          Foundation is a Delaware not-for-profit corporation. The business address of Foundation is 712 Fifth Avenue, New York, New York 10019. During the last five years, neither Foundation nor any of its directors or officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violation of, or prohibiting or

                                             Page 25 of 43 Pages

mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The name, position, business address and citizenship of the sole director and executive officer of Foundation is set forth on Schedule B attached hereto.

          Koffler is a citizen of the United States having a business address at c/o SC Fundamental, LLC, 712 Fifth Avenue, New York, New York 10019. The principal occupation of Koffler is acting as an employee member of SCFLLC and as Vice President, Treasurer and Secretary of 712. Koffler also serves as a director of the Issuer and as Treasurer of each of SC-SM, SC-KK and SC-MRP. During the last five years, Koffler has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

          Macnguyen is a citizen of the United States having a business address at c/o SC Fundamental, LLC, 712 Fifth Avenue, New York, New York 10019. The principal occupation of Macnguyen is acting as an employee member of SCFLLC. During the last five years, Macnguyen has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

          BVI Fund is a British Virgin Islands Company. The principal business of BVI Fund is investing in securities. The business address of BVI Fund is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands. During the last five years, neither BVI Fund nor any of its directors or officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violation of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The name, position, business address and citizenship of the directors and executive officers of BVI Fund are set forth on Schedule C hereto.

                                             Page 26 of 43 Pages

          SC-BVI Partners is a Delaware general partnership. The principal business of SC-BVI Partners is serving as the investment manager of BVI Fund and investing in securities. The business address of SC-BVI Partners is 712 Fifth Avenue, New York, New York 10019. During the last five years, neither SC-BVI Partners nor any of its general partners has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violation of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The name, position and business address of the general partners of SC-BVI Partners are set forth on Schedule D hereto.

Item 3.   Source and Amount of Funds or Other Consideration.

          As of January 1, 1998, SCFLLC became the substitute general partner of Fund in place of SC and, as a consequence, became a beneficial owner of the shares of Common Stock beneficially owned by SC without the payment of any consideration. SC, as a corporate member and manager of SCFLLC, continues as a beneficial owner of such shares. As described in
Item 5 hereof, both SCFLLC and SC are affiliates of Siegler and Collery.

          On January 20, 1998, as compensation to Koffler for services rendered to 712, 712 transferred to Koffler warrants to purchase an aggregate of 270,000 shares of Common Stock (the "Koffler Warrants"). The Koffler Warrants constitute a portion of the warrants to purchase an aggregate of 675,000 shares of Common Stock that had been issued by the Issuer to 712 for services rendered by 712 to the Issuer in 1997. On December 13, 1994, Koffler acquired 3,580 shares of Common Stock from MRI Partners L.P. as part of a liquidating distribution from MRI Partners L.P. to its limited partners. Koffler had invested an aggregate of $5,000 in MRI Partners L.P. from personal funds. Koffler also received options to purchase an aggregate of 95,000 shares of Common Stock from the Issuer as compensation for services as a director of the Issuer, as follows: options to purchase 35,000 shares at $5.50 per share on February 15, 1996, options to purchase 15,000 shares at $6.50 per share on April 22, 1996, options to purchase 10,000 shares at $9.00 per share on May 20, 1996 and options to purchase 35,000 shares at $8.50 per share on November 1, 1996.

          On January 20, 1998, Naples Securities, Inc.
("Naples"), a Delaware corporation controlled by Siegler, transferred 100,000 shares of Common Stock to Siegler and 50,000 shares of Common Stock to Collery as a liquidating distribution to stockholders and without the payment of consideration by

                                             Page 27 of 43 Pages

Siegler or Collery. Naples had acquired such shares pursuant to a Purchase Agreement dated September 30, 1994 (the "Naples Purchase Agreement") between Naples, as purchaser, and Naples MRI Partners Ltd., as seller, for an aggregate purchase price of $281,250, which was paid through the delivery of a promissory note of Naples issued as of such date and bearing interest at 7% per annum. Such note was non-recourse to Naples and the 150,000 shares acquired by Naples served as collateral security for the obligations thereunder. Payments under such note (including interest of $44,297) through its maturity on October 31, 1997 aggregated approximately $325,547, $217,031 of which was funded by contributions of personal funds by Siegler and $108,516 of which was funded by contributions of personal funds by Collery.

          Foundation received charitable donations from Siegler of 22,000 and 180,898 shares of Common Stock on December 27, 1996 and May 27, 1997, respectively.

          On April 22, 1996, as consideration for services rendered to the Issuer, the Issuer granted to Macnguyen options to purchase an aggregate of 15,000 shares of Common Stock at $6.50 per share.

Item 4.   Purpose of Transaction.

          Except as disclosed in Item 6 hereof, none of the Reporting Persons has any plans, proposals or intentions which would result in any of the actions described in clause (a) through (j) of Item 4 of Rule 13d-101 of the Securities Exchange Act of 1934, as amended.

Item 5.   Interest in Securities of the Issuer.

          (a) As of the close of business on January 20, 1998, the Reporting Persons, by virtue of Rule 13d-3, may be deemed to own beneficially in the aggregate the numbers of shares and percentages of Common Stock set forth opposite their names below (based upon the 22,666,383 shares of Common Stock that were reported by the Issuer's transfer agent to be outstanding as of January 15, 1998).

                                             Page 28 of 43 Pages

=================================================================
     Name                     Shares of Common Stock   Percentage
----------------------------------------------------------------
The SC Fundamental Value Fund, L.P.     401,690             1.8%
----------------------------------------------------------------
SC Fundamental Inc.                     401,690             1.8%
----------------------------------------------------------------
SC Fundamental, LLC                     401,690             1.8%
----------------------------------------------------------------
The SC Fundamental Value BVI, Ltd.      195,710             0.9%
----------------------------------------------------------------
SC Fundamental Value BVI, Inc.          195,710             0.9%
----------------------------------------------------------------
SC-BVI Partners                         195,710             0.9%
----------------------------------------------------------------
Gary N. Siegler                       4,328,117 (1)        18.2%
----------------------------------------------------------------
Peter M. Collery                      3,092,002 (2)        13.6%
----------------------------------------------------------------
SC-MRI, Inc.                            433,671             1.9%
----------------------------------------------------------------
SC-MRI Investors, L.P.                  433,671             1.9%
----------------------------------------------------------------
SC-SM, Inc.                           1,441,087             6.4%
----------------------------------------------------------------
StarMed Investors, L.P.               1,441,087             6.4%
----------------------------------------------------------------
KK Acquisition Partners, L.P.           272,871             1.2%
----------------------------------------------------------------
SC-KK, Inc.                             276,281             1.2%
----------------------------------------------------------------
MRP, Investors, L.P.                     82,217             0.4%
----------------------------------------------------------------
SC-MRP, Inc.                             83,607             0.4%
----------------------------------------------------------------
Siegler, Collery & Co.                   40,757             0.2%
----------------------------------------------------------------
Siegler, Collery & Co. Employees         12,500             0.06%
Savings and Profit Sharing Plan
----------------------------------------------------------------
712 Advisory Services, Inc.             525,000 (3)         2.3%
----------------------------------------------------------------
The Gary N. Siegler Foundation          202,898             0.9%
----------------------------------------------------------------
Neil H. Koffler                         368,580 (4)         1.6%
----------------------------------------------------------------
Curtis G. Macnguyen                      15,000 (5)         0.07%
=================================================================

                                             Page 29 of 43 Pages

--------------------
(1) Includes 608,666 shares underlying options and 525,000 shares underlying warrants.
(2)  Includes 51,000 shares underlying options.
(3)  Constitutes 525,000 shares underlying warrants.
(4) Includes 270,000 shares underlying warrants and 95,000 shares underlying options.
(5)  Constitutes 15,000 shares underlying options.


          (b) Siegler and Collery, by virtue of their status as principal members of SCFLLC, the general partner of Fund, and as the controlling stockholders, directors and executive officers of SC, the corporate member and manager of SCFLLC, may be deemed to share with Fund, SCFLLC and SC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner.

          Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of BVI Inc., the managing general partner of SC-BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner. Because BVI Fund and SC-BVI Partners could be deemed to share with BVI Inc. the power to vote or direct the vote and the power to dispose or direct the disposition of such shares of Common Stock (and as to which BVI Inc. exercises such power), BVI Fund and SC-BVI Partners have been added as Reporting Persons.

          Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of SC-SM, the general partner of StarMed, may be deemed to share with SC-SM and StarMed the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which StarMed is the direct beneficial owner.

          Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of SCC may be deemed to share with SCC the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which SCC is the direct beneficial owner.

          Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of SC-MRI, the general partner of SC-MRI L.P., may be deemed to share with SC-MRI and SC-MRI L.P. the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which SC-MRI L.P. is the direct beneficial owner.

                                             Page 30 of 43 Pages

          Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of SC-KK, the general partner of KK, may be deemed to share with SC-KK and KK the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of SC-KK and KK is the direct beneficial owner.

          Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers of SC-MRP, the general partner of MRP, may be deemed to share with SC-MRP and MRP the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which each of SC-MRP and MRP is the direct beneficial owner.

          Siegler, by virtue of his status as the sole stockholder, sole director and as an executive officer of 712, may be deemed to share with 712 the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which 712 is the direct beneficial owner.

          Siegler, by virtue of his status as the sole director and officer of Foundation, may be deemed to share with Foundation the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Foundation is the direct beneficial owner.

          Siegler has the sole power to vote or direct the vote and to dispose or to direct the disposition of 1,442,814 shares of Common Stock of which he is the direct beneficial owner.

          Collery has the sole power to vote or direct the vote and to dispose or to direct the disposition of 206,699 shares of Common Stock of which he is the direct beneficial owner.

          Koffler has the sole power to vote or direct the vote and to dispose or to direct the disposition of all of the shares of Common Stock indicated in Item 5(a) as being beneficially owned by him. Koffler disclaims beneficial ownership of the shares of Common Stock owned by the other Reporting Persons.

          Macnguyen has the sole power to vote or direct the vote and to dispose or direct the disposition of all of the shares of Common Stock indicated in Item 5(a) as being beneficially owned by him. Macnguyen disclaims beneficial ownership of the shares of Common Stock owned by the other Reporting Persons.

          (c)  During the last 60 days, the following
transactions in Common Stock were effected by the Reporting
Persons:

                                             Page 31 of 43 Pages

          On January 20, 1997, Koffler acquired from 712, as compensation for services rendered to 712, the Koffler Warrants to purchase the following numbers of shares of Common Stock at the following exercise prices per share, which Koffler Warrants are exercisable until the expiration dates indicated below:

=================================================================
Number of Shares    Exercise Price Per Share      Expiration Date
-----------------------------------------------------------------
     12,800                   $10.31                   3/3/02
----------------------------------------------------------------
     54,800                    10.60                   3/11/02
----------------------------------------------------------------
     22,800                    10.64                   3/12/02
----------------------------------------------------------------
     67,200                    11.06                   3/17/02
----------------------------------------------------------------
     22,000                    11.25                   3/18/02
----------------------------------------------------------------
     64,000                    12.59                   5/12/02
----------------------------------------------------------------
     26,400                    12.59                   5/12/02
=================================================================

          On January 20, 1998, Naples transferred 100,000 shares of Common Stock to Siegler and 50,000 shares of Common Stock to Collery as a liquidating distribution to its stockholders.

          As described in Item 3 above, as of January 1, 1998, SCFLLC became a beneficial owner of the shares of Common Stock reported as beneficially owned by SC by virtue of SCFLLC becoming the general partner of Fund in substitution for SC. SC, as a corporate member and manager of SCFLLC, continues to be a beneficial owner of such shares.

Item 6. Contracts, Arrangements, Understanding or Relationships with Respect to Securities of the Issuer.

          A committee of the Board of Directors of the Issuer (the "Committee") is conducting a review of the Issuer's practices regarding related-party transactions, as well as the fairness of such transactions and the adequacy of the disclosure of the same, including, without limitation, warrants issued and fees paid to 712. Siegler and 712 have stated that, although they believe that all related-party transactions and financial advisory fees are and were proper, they nevertheless agreed to abide by the findings of the Issuer's independent review and to return to the Issuer any fees that the Committee deems

                                             Page 32 of 43 Pages

improper. Such fees could include all or a portion of the warrants to purchase shares of Common Stock beneficially owned by
712. Koffler has agreed that, in the event 712 becomes obligated to return any of such warrants issued to 712 in 1997, he would return to the Issuer a proportionate number of the Koffler
Warrants transferred to him by 712.

          Naples acquired 150,000 shares of Common Stock (which shares, as described in Items 3 and 5(c), were transferred to Siegler and Collery in the amounts of 100,000 and 50,000, respectively) pursuant to the Naples Purchase Agreement. The purchase price for the 150,000 shares of Common Stock was $281,250 in the aggregate or $1.88 per share paid pursuant to the promissory note described in Item 3 above, which note (including accrued interest) has been paid in full.

Item 7.   Materials to be Filed as Exhibits.

     1.   Joint Filing Agreement dated January 20, 1998 among the
Reporting Persons.

                                             Page 33 of 43 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:    January 20, 1998

SC FUNDAMENTAL INC.                SC-SM, INC.

By:  /s/ Peter M. Collery          /s/ Peter M. Collery
----------------------------       ----------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(2)                  Vice President(2)


THE SC FUNDAMENTAL VALUE FUND,     STARMED INVESTORS, L.P.
L.P.
                                   By:  SC-SM, INC., as
By:  SC FUNDAMENTAL, LLC, as            General Partner
     General Partner
                                   By:  /s/ Peter M. Collery
By:  /s/ Peter M. Collery          ------------------------------
------------------------------     Neil H. Koffler as Attorney-
Neil H. Koffler as Attorney-       in-Fact for Peter M. Collery
in-Fact for Peter M. Collery       Vice President(2)
Vice President(2)

SC FUNDAMENTAL VALUE BVI, INC.     SC-MRI, INC.

By:  /s/ Peter M. Collery          By:  /s/ Peter M. Collery
------------------------------     -----------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(2)                  Vice President(2)


    /s/ Gary N. Siegler            SIEGLER, COLLERY & CO.
-----------------------------      EMPLOYEES SAVINGS AND
Neil H. Koffler as Attorney-in-    PROFIT SHARING PLAN
Fact for Gary N. Siegler(2)

                                   By:  /s/ Peter M. Collery
                                   ------------------------------
   /s/ Peter M. Collery            Neil H. Koffler as Attorney-
------------------------------     in-Fact for Peter M. Collery,
Neil H. Koffler as Attorney-in-    Vice President(2)
Fact for Peter M. Collery(2)

                                             Page 34 of 43 Pages

SC-MRI INVESTORS, L.P.             712 ADVISORY SERVICES, INC.

By:  SC-MRI, INC., as General
Partner                            By:  /s/ Peter M. Collery
                                   -----------------------------
By:  /s/ Peter M. Collery          Neil H. Koffler as Attorney-
-----------------------------      in-Fact for Gary N. Siegler,
Neil H. Koffler as Attorney-in-    President(2)
Fact for Peter M. Collery
Vice President(2)

SC-KK, INC.                        MRP INVESTORS, L.P.
                                   By:  SC-MRP, Inc., as General
                                        Partner

By: /s/ Peter M. Collery           By:  /s/ Peter M. Collery
-----------------------------      ------------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(2)                  Vice President(2)


SC-MRP, INC.                       SIEGLER, COLLERY & CO.


By:  /s/ Peter M. Collery          By:  /s/ Peter M. Collery
------------------------------     -----------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(2)                  Vice President(2)


KK ACQUISITION PARTNERS, L.P.

By:  SC-KK, INC., as General
Partner                            /s/ Neil H. Koffler
                                   ----------------------------
By:  /s/ Peter M. Collery          Neil H. Koffler
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(2)

                                             Page 35 of 43 Pages


SC FUNDAMENTAL, LLC                THE GARY N. SIEGLER FOUNDATION

By:  SC Fundamental Inc., as
     Manager                       By: /s/ Gary N. Siegler
                                   -----------------------------
By: /s/ Peter M. Collery           Gary N. Siegler as Attorney-
------------------------------     in-Fact for Gary N. Siegler
Neil H. Koffler as Attorney        President(2)
in-Fact for Peter M. Collery
Vice President(2)

                                   /s/ Curtis G. Macnguyen
                                   -----------------------------
                                   Curtis G. Macnguyen


SC FUNDAMENTAL VALUE BVI, LTD.     SC-BVI PARTNERS

By:  SC Fundamental Value BVI,     By:  SC Fundamental Value BVI,
     Inc., as managing general          Inc., as managing general
     partner of investment              partner
     manager

By:  /s/ Peter M. Collery          By: /s/ Peter M. Collery
------------------------------     -----------------------------
Neil H. Koffler as Attorney-in-    Neil H. Koffler as Attorney-
Fact for Peter M. Collery,         in-Fact for Peter M. Collery,
Vice President(2)                  Vice President(2)


(2) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and are hereby incorporated herein by reference.

                                             Page 36 of 43 Pages

                         EXHIBIT INDEX


Exhibit No.                        Description

    1                              Joint Filing Agreement dated
                                   January 20, 1998 among the
                                   Reporting Persons

                                             Page 37 of 43 Pages

                           Exhibit 1

                    JOINT FILING AGREEMENT

          In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on
Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Medical Resources, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 20th day of January, 1998.

Dated:    January 20, 1998

SC FUNDAMENTAL INC.                SC-SM, INC.

By:  /s/ Peter M. Collery          /s/ Peter M. Collery
----------------------------       ----------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(3)                  Vice President(3)

THE SC FUNDAMENTAL VALUE FUND,     STARMED INVESTORS, L.P.
L.P.
                                   By:  SC-SM, INC., as
By:  SC FUNDAMENTAL, LLC, as            General Partner
     General Partner


By:  /s/ Peter M. Collery          By:  /s/ Peter M. Collery
------------------------------     ------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(3)                  Vice President(3)

SC FUNDAMENTAL VALUE BVI, INC.     SC-MRI, INC.

By:  /s/ Peter M. Collery          By:  /s/ Peter M. Collery
-----------------------------      -----------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(3)                  Vice President(3)

                                             Page 38 of 43 Pages


  /s/ Gary N. Siegler              SIEGLER, COLLERY & CO.
-----------------------------      EMPLOYEES SAVINGS AND
Neil H. Koffler as Attorney-in-    PROFIT SHARING PLAN
Fact for Gary N. Siegler(3)

                                   By:  /s/ Peter M. Collery
                                   ------------------------------
  /s/ Peter M. Collery             Neil H. Koffler as Attorney-
-------------------------------    in-Fact for Peter M. Collery,
Neil H. Koffler as Attorney-in-    Vice President(3)
Fact for Peter M. Collery(3)


                                   712 ADVISORY SERVICES, INC.

SC-MRI INVESTORS, L.P.
                                   By:  /s/ Peter M. Collery
                                   -----------------------------
By:  SC-MRI, INC., as General      Neil H. Koffler as Attorney-
Partner                            in-Fact for Gary N. Siegler,
                                   President(3)
By:  /s/ Peter M. Collery
-------------------------------
Neil H. Koffler as Attorney-in-
Fact for Peter M. Collery
Vice President(3)

SC-KK, INC.                        MRP INVESTORS, L.P.
                                   By:  SC-MRP, Inc., as General
                                        Partner

By: /s/ Peter M. Collery           By:  /s/ Peter M. Collery
----------------------------       ------------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       in-Fact for Peter M. Collery
Vice President(3)                  Vice President(3)


SC-MRP, INC.

By:  /s/ Peter M. Collery
------------------------------     SIEGLER, COLLERY & CO.
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery       By:  /s/ Peter M. Collery
Vice President(3)                  -----------------------------
                                   Neil H. Koffler as Attorney-
                                   in-Fact for Peter M. Collery
                                   Vice President(3)

                                             Page 39 of 43 Pages

KK ACQUISITION PARTNERS, L.P.

By:  SC-KK, INC., as General
     Partner

By:  /s/ Peter M. Collery          /s/ Neil H. Koffler
-------------------------------    ------------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler
in-Fact for Peter M. Collery
Vice President(3)


SC FUNDAMENTAL, LLC                THE GARY N. SIEGLER FOUNDATION

By: SC Fundamental Inc., as
Manager

By: /s/ Peter M. Collery           By: /s/ Gary N. Siegler
-------------------------          ----------------------------
Neil H. Koffler as Attorney        Neil H. Koffler as Attorney
in-Fact for Peter M. Collery       in-Fact for Gary N. Siegler
Vice President(3)                  President(3)


                                   /s/ Curtis G. Macnguyen
                                   -----------------------------
                                   Curtis G. Macnguyen


SC FUNDAMENTAL VALUE BVI, LTD.     SC-BVI PARTNERS

By:  SC Fundamental Value BVI,     By:  SC Fundamental Value BVI,
     Inc., as managing general          Inc., as managing general
     partner of investment              partner
     manager

By:  /s/ Peter M. Collery          By: /s/ Peter M. Collery
------------------------------     -----------------------------
Neil H. Koffler as Attorney-in-    Neil H. Koffler as Attorney-
Fact for Peter M. Collery,         in-Fact for Peter M. Collery,
Vice President(3)                  Vice President(3)

(3) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and are hereby incorporated herein by reference.

                                             Page 40 of 43 Pages

                         SCHEDULE A

               MEMBERS OF SC FUNDAMENTAL, LLC



          The name and present principal occupation or employment of the Members of SC Fundamental, LLC are set forth below. The business address of each Member is 712 Fifth Avenue, New York, New York 10022. All such persons are United States citizens.

=================================================================
                              Present Principal
Name and Position             Occupation or Employment
-----------------------------------------------------------------
SC Fundamental Inc.           Manager of SC Fundamental, LLC
Corporate Member
-----------------------------------------------------------------
Gary N. Siegler               Principal Member of SC Fundamental,
Principal Member              LLC, President of SC Fundamental
                              Inc., 712 Advisory Services, Inc.
                              and SC Fundamental BVI, Inc.
-----------------------------------------------------------------
Peter M. Collery              Principal Member of SC Fundamental,
Principal Member              LLC, Vice President of SC
                              Fundamental Inc. and SC Fundamental
                              BVI, Inc.
-----------------------------------------------------------------
Neil H. Koffler               Employee Member of SC Fundamental,
Employee Member               LLC and Vice President, Treasurer
                              and Secretary of 712 Advisory
                              Services Inc.
----------------------------------------------------------------
Curtis G. Macnguyen           Employee Member of SC Fundamental,
Employee Member               LLC
=================================================================
/TABLE

                                             Page 41 of 43 Pages

                         SCHEDULE B

               DIRECTOR AND EXECUTIVE OFFICER OF
                THE GARY N. SIEGLER FOUNDATION



          The name and present principal occupation or employment of the director and executive officer of The Gary N. Siegler Foundation is set forth below. The business address of such director and executive officer is 712 Fifth Avenue, New York, New York 10022. Such person is a United States citizen.


                              Present Principal
Name and Position             Occupation or Employment
-----------------             --------------------------

Gary N. Siegler               Principal Member of SC Fundamental,
Director, President,          LLC, President of SC Fundamental
Treasurer and                 Inc., 712 Advisory Services, Inc.
Secretary                     and SC Fundamental BVI, Inc.

                                             Page 42 of 43 Pages

                         SCHEDULE C

               DIRECTOR AND EXECUTIVE OFFICERS OF
                 SC FUNDAMENTAL VALUE BVI, LTD.



          The name, address, citizenship and present principal occupation or employment of the directors and executive officers of SC Fundamental Value BVI, Ltd. are set forth below. The business address of such directors and executive officers is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

=================================================================
Name, Position and                 Present Principal
Citizenship                        Occupation or Employment
-----------------------------------------------------------------
Gary N. Siegler               Principal Member of SC Fundamental,
Director                      LLC, President of SC Fundamental
United States                 Inc., 712 Advisory Services, Inc.
                              and SC Fundamental BVI, Inc.
-----------------------------------------------------------------
Bernard Loze                  Principal of Loze & Associates
Director
France
-----------------------------------------------------------------
David M. Mills                Partner of Withers Solicitors
Director
England
-----------------------------------------------------------------
Anthony Stocks                Director of International Fund
Director                      Services division of the Citco
England                       Group
=================================================================
/TABLE

                                             Page 43 of 43 Pages

                         SCHEDULE D


               PARTNERS OF SC-BVI PARTNERS


          The name and position of the general partners of SC-BVI
Partners are set forth below. The business address of each general partner is 712 Fifth Avenue, New York, New York 10022.
All such persons are Delaware corporations.


Name and Position
-------------------

SC Fundamental BVI Inc.
Managing General Partner


GNS-BVI, Inc.(5)
Partner


PMC-BVI, Inc.(6)
Partner


----------------------------------
(5) Gary N. Siegler is the sole stockholder, officer and director of GNS-BVI, Inc.

(6)  Peter M. Collery is the sole stockholder, officer and
     director of PMC-BVI, Inc.
111256